Exhibit 99.01

Arkansas Regulators Approve New Rates for OG&E effective June 20
OG&E Arkansas residential rates will remain well below the regional and national averages

LITTLE ROCK, Ark. – The Arkansas Public Service Commission has approved an order granting OG&E a general rate increase of $8.8 million, enabling the company to begin recovering the cost of significant electric system expansions and upgrades.

For a residential customer using 1,000 kilowatt-hours per month, the increase will be $2.32 per month. Even after new rates go into effect June 20, OG&E’s Arkansas residential rates will be 35 percent below the national average and 13 percent below the regional average, based on the most recent available data.

“Customers expect us to provide reliable service at a reasonable cost,” said Howard Motley, vice president of regulatory affairs for OG&E. “This increase will help ensure that we are able to continue to provide quality service at some of the lowest prices in the U.S. Today’s order, achieved through the unanimous agreement of all parties involved, recognizes the significant investments we’ve made in the reliability of our electric system for the benefit of our customers.”

Motley added that the rate order affirms the company’s investments in electric infrastructure including high-voltage transmission lines and wind energy. Such investments should help to hold costs down over the long term as OG&E seeks to avoid the cost of adding more fossil-fueled electric generation capacity until at least 2020.

“The 2020 goal includes implementing demand management initiatives, energy efficiency programs and smart grid technology, all of which are designed to manage peak demand and delay the need for the next power plant, providing significant savings for customers,” Motley said.

OG&E, a subsidiary of Oklahoma City-based OGE Energy Corp. (NYSE: OGE), serves more than 785,000 electric customers in a service area spanning 30,000 square miles, including about 66,000 customers in western Arkansas. OGE Energy also is the parent company of OGE Enogex Holdings LLC, a midstream natural gas pipeline business with principal operations in Oklahoma.